Exhibit 10.43

WAIVER AND AMENDMENT TO LICENSE AND DISTRIBUTION AGREEMENT

This Waiver and Amendment to License and Distribution Agreement (this “Amendment”) is made and effective as of July 2, 2008 by and between Keurig, Incorporated, a Delaware corporation (“Keurig”), and Diedrich Coffee, Inc., a Delaware corporation (“Diedrich”). Capitalized terms used in this Amendment without definition shall have the respective meanings ascribed to such terms in that certain License and Distribution Agreement dated as of July 29, 2003 by and between Keurig and Diedrich, as amended (as so amended, the “License Agreement”).

RECITALS:

Diedrich desires to launch a hot cocoa K-Cup pursuant to its AFH License and AH License to satisfy consumer demand, but such K-Cup has generally not satisfied the residual fluid standards nor the K-Cup ejection standards established therefor by Keurig.

Diedrich has concluded that consumers do not view the presence of residual fluid in Diedrich’s hot cocoa K-Cups negatively and that any K-Cup non-ejection issues will not be significantly detrimental to Diedrich’s or the Keurig Brewing System’s reputation. Therefore, Diedrich has requested Keurig to waive the residual fluid standard and the K-Cup ejection standard for such hot cocoa K-Cup.

Based on such conclusions, as well as Keurig’s own sanitation and other testing of the hot cocoa K-Cup which Diedrich desires to launch, and subject to the terms and conditions of this Amendment, Keurig is willing to waive the residual fluid standard for such K-Cup.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.      Acknowledgement and Waiver of Residual Fluid Requirement and K-Cup Ejection Requirement for Diedrich Hot Cocoa K-Cup. The parties acknowledge that the hot cocoa product submitted by Diedrich to Keurig and for which the parties have conducted sanitation and other quality tests (the “Diedrich Hot Cocoa K-Cup”) is a Diedrich K-Cup containing an Other Soluble Hot Beverage Product. Therefore, the Diedrich Hot Cocoa K-Cup is subject to the Acceptable K-Cup to Standard requirements of Section 5 of the License Agreement, including, without limitation, the hot cocoa-specific testing protocol established by Keurig and previously provided to Diedrich. Notwithstanding such requirements, Keurig hereby waives the maximum residual fluid requirement applicable to the Diedrich Hot Cocoa K-Cup. In addition, Keurig hereby waives the K-Cup ejection requirements applicable to the Diedrich Hot Cocoa K-Cup; provided, however, such waiver may be revoked by Keurig in its sole discretion upon not less than sixty (60) days written notice if at any time Keurig determines that customer complaints associated with the failure of the Diedrich Hot Cocoa K-Cup to automatically eject from Keurig Model B2000 or B2003 brewers reach a level which Keurig determines to be detrimental to the reputation of the Keurig Brewing System. Such waivers do not apply to any of the other requirements that must be satisfied for a Diedrich Hot Cocoa K-Cup to be considered an Acceptable K-Cup to Standard. Further, such waivers do not apply to any other soluble base product packaged for use with a Keurig Brewer, all of which products the parties acknowledge and agree will be, if launched by Diedrich, Diedrich K-Cups containing an Other Soluble Hot Beverage Product and, therefore, subject to the Acceptable K-Cup to Standard and other applicable requirements of the License Agreement unless otherwise agreed between the parties.

2.      Packaging Requirements. Diedrich shall package Diedrich Hot Cocoa K-Cups in K-Cup sleeves which clearly and conspicuously include (a) a warning statement to users concerning the possibility of hot residual fluid remaining in Diedrich Hot Cocoa K-Cups after use in a Keurig Brewer and (b) user instructions for proper use, removal and disposal of Diedrich Hot Cocoa K-Cups when used with a Keurig Brewer. Diedrich’s obligation under this paragraph shall be deemed an obligation of Diedrich under the License Agreement, and breach of such obligation shall be deemed a breach of the License Agreement.

3.      Additional Indemnification of Keurig. The License Agreement is hereby amended by adding a new Section 18.3 to read in its entirety as follows:

“18.3	Additional Diedrich Indemnification of Keurig.

In addition to the indemnification required by Diedrich under Section 18.2 and notwithstanding any provision of Section 18.1 to the contrary (except as to subparagraphs (4) and (5) in Section 18.1 relating to certain defects), Diedrich shall indemnify and hold harmless Keurig, its officers, directors, employees, and agents from and against any loss, damage, cost or expense (including reasonable attorneys’ fees) arising out of any third party claim of property damage arising from or related to the use of any Diedrich Hot Cocoa K-Cup (as defined in that certain Waiver and Amendment to this Agreement dated July 2, 2008). For the avoidance of doubt, Diedrich shall have no obligations under this Section 18.3 for any loss, damage, cost or expense arising out of any third party claim of property damage arising out of any defect in the design of the Keurig Brewing System, K-Cups or any component thereof or any manufacturing defect, including in material and workmanship, in the Packaging Lines or any Keurig Brewer or any component thereof. As provided in Section 18.2, Diedrich shall maintain general and products liability insurance in an amount of not less than two million dollars on an occurrence basis.”

4.	Miscellaneous.

a.	Except as amended hereby, all other terms and conditions of the License Agreement shall continue in full force and effect. In the event of conflict between the terms of this Amendment and the terms of the License Agreement, the terms of this Amendment shall control.

b.	This Amendment and the License Agreement, as incorporated by reference herein, represent the entire understanding and agreement between the parties as to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties as to the subject matter hereof.

c.	This Amendment is made in the Commonwealth of Massachusetts, and shall be governed by and construed in accordance with federal law to the extent applicable, and the internal substantive laws of the Commonwealth of Massachusetts without regard to any choice or conflict of law principles.

d.	This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart.

e.	In case any one or more of the provisions contained in this Amendment shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Amendment and such invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of and effective the date first above written.

KEURIG, INCORPORATED		DIEDRICH COFFEE, INC.

By:	/s/ Mark C. Wood	By:	/s/ James R. Phillips
Name:	Mark C. Wood	Name:	James R. Phillips
Title:	VP Business Development	Title:	President & CEO

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